UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2020

Resonate Blends, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26565 Agoura Road, Suite 200 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 571-888-0009

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	KOAN	OTCQB

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events

On October 2, 2019, we entered into a Convertible Promissory Note (the “Note”) with Cicero Holding Group, Inc. (“Cicero”) in the principal amount of $100,000. In addition to the Note, we contracted for an email marketing program with Cicero valued at $100,000. The Note was convertible into shares of our common stock at a price equal to the lesser of $.035 per share or 82% of the lowest trading price for the 5 trading days prior to conversion.

On March 3, 2020, we executed a settlement agreement with Cicero on both the Note and email marketing program. We agreed to pay back the Note by making payments to Cicero of $10,000 monthly commencing on April 15, 2020 with a balloon payment due on September 15, 2020. Five equal monthly payments of $10,000 each will be made by the 15th of each month starting on April 15, 2020 through August 15, 2020. A final payment of $60,000 will be made on September 15, 2020 to close out the payment of the Note in its entirety.

To settle the email marketing program, the Company will issue to Cicero 500,000 shares of restricted common stock upon execution of this Agreement. Such shares will be issued to Cicero within 5 business days of the date hereof. There will be a twelve (12) month leak-out period that will start once the shares are eligible to be resold, with no more than 5,000 shares allowed to be sold on any given trading day. After the issuance of the 500,000 shares, the Contract is paid in full.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Settlement Agreement, dated March 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resonate Blends, Inc.

/s/ Geoffrey Selzer
Geoffrey Selzer
Chief Executive Officer
Date: March 6, 2020